EXHIBIT 99.1

Cinedigm Receives Positive NASDAQ Listing Determination
Cinedigm's Continued Listing Plan Accepted By NASDAQ
Los Angeles, CA, February 17, 2016 - Cinedigm Corp. (NASDAQ: CIDM) (the "Company") today announced that the NASDAQ Listing Qualifications Panel (the "Panel") has granted the Company's request for continued listing and accepted the Company's plan to regain compliance with the continued listing standards of The NASDAQ Global Market. The Company's continued listing is subject to the Company evidencing compliance with the minimum $1.00 bid price requirement by June 7, 2016. In order to satisfy the bid price requirement, the Company must evidence a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days. The Company expects to evidence compliance on a timely basis with the terms of the Panel's decision, including via the implementation of a reverse stock split, if necessary; The Company has already obtained shareholder approval of a reverse stock split up to 1 to 10 through October 2016.
Item 8.01. Other Events.
On February 16, 2016, Cinedigm Corp. (the "Company") announced that the Nasdaq Listing Qualifications Panel (the "Panel") had granted the Company's request for continued listing on The Nasdaq Global Market, which is subject to the Company evidencing compliance with the minimum $1.00 bid price requirement by June 7, 2016. In order to satisfy the bid price requirement, the Company must evidence a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days.

About Cinedigm
Cinedigm is a leading independent content distributor in the United States, with direct relationships with thousands of physical retail storefronts and digital platforms, including Wal-Mart, Target, iTunes, Netflix, and Amazon, as well as the national Video on Demand platform on cable television. The company's library of films and TV episodes encompasses award-winning documentaries from Docurama Films®, next-gen Indies from Flatiron Film Company®, acclaimed independent films and festival picks through partnerships with the Sundance Institute and Tribeca Films and a wide range of content from brand name suppliers, including National Geographic, Discovery, Scholastic, NFL, Shout Factory, Hallmark, Jim Henson and more.

Additionally, given Cinedigm's infrastructure, technology, content and distribution expertise, the Company has rapidly become a leader in the quickly evolving over-the-top digital network business. Cinedigm's first channel, DOCURAMA, launched in May 2014, and is currently available on iOS, Roku, Xbox and Samsung, with additional platforms currently being rolled out. Cinedigm launched CONtv, a Comic Con branded channel in partnership with WIZARD WORLD, on March 3, 2015. The Company's third OTT channel, DOVE CHANNEL, launched on September 15, 2015 and is a digital streaming subscription service targeted to families and kids seeking high quality and family friendly content approved by Dove Foundation.

Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp.
[CIDM-G]
Contact:
Cinedigm
Jill Newhouse Calcaterra, 310-466-5135
jcalcaterra@cinedigm.com